ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") is made as of January 21, 2004, by and between Global Axcess Corporation, a Nevada corporation ("Buyer") and Progressive Ventures, Inc., a Texas corporation (Seller"). Buyer and Seller are sometimes referred to individually as a "Party" and together as "Parties."


                             PRELIMINARY STATEMENTS:

     Seller is a party to approximately 900 ATM Processing Merchant Agreements pursuant to which Seller has agreed to provide processing services for ATM's owned, or operated at facilities owned, by the other parties to such agreements (the "Merchant Agreements") See Exhibit A for the list of Merchant Agreements and dates of those contracts.

     Seller is a party to an agreement with Coredata [Inc.] ("Coredata") dated February 1, 2003, pursuant to which Seller has subcontracted with Coredata to provide certain processing under the Merchant Agreements (the "Coredata Agreement"). See attached copy Exhibit B for the Coredata Agreement.

     Seller is a party to certain agreements with contractors who install and service ATM's pursuant to the Merchant Agreement (the "Contractor Agreements"). See attached list of Contractor Agreements and dates of those contracts, attached Exhibit C.

     Seller is a party to certain agreements with investors who purchase ATM's from Seller and provide cash loading services to certain merchant sites pursuant to the Merchant Agreements (the "Investor Agreements"). See attached list of Investor Agreements and dates of those contracts, attached Exhibit D.

     Seller is a party to certain agreements with trade associations or merchant associations who market or provide information to the ATM and convenience store markets (the "Advertising Agreements"). See attached list of Advertising Agreement contracts and dates of those contracts, attached Exhibit E.

     Seller desires to assign and sell, and Buyer has agreed to assume and purchase, all of Seller's rights and obligations in and to the Merchant Agreements, Contractor Agreements, Investor Agreements, Advertising Agreements and the Coredata Agreement, together with certain ancillary agreements and prepaid expenses, subject to the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of these preliminary statements and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

     1. PURCHASED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES.

     1.1 Purchased Contract Rights. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1), Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, title and interest in and to (i) the Merchant Agreements, (ii) the Investor Agreements
(iii) the Coredata Agreement, (iv) the Contractor Agreements, (v) Seller's rights to all telephone numbers used by Seller, and specifically 888-786-8977, in connection with the Merchant Agreements (other than cell phones), and (vi) Seller's rights to prepaid advertising and Advertising Agreements relating to the ATM processing business (collectively, the "Purchased Contracts"), and the "Progressive ATM" brand name, in each case, free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind.

     1.2 Liabilities Not Assumed. Except for ongoing obligations from and after the Closing Date relating to the Merchant Agreements, Contractor Agreements, Investor Agreements, Advertising Agreements and the Coredata Agreement (other than liabilities and expenses relating to Seller's breach of or default of the above mentioned Agreements prior to February 15, 2004), if any, Buyer will not assume any obligations, debts or liabilities of Seller.
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     2. PURCHASE PRICE

     Purchase Price; Payment. Subject to Section 2.2, the consideration (the "Purchase Price") to be paid by Buyer to Seller for the Purchased Contracts will be Three Million Nine Hundred Thousand Dollars ($3,900,000). Three Million Eight Hundred Thousand Dollars ($3,800,000) of the Purchase Price, shall be paid to Seller in immediately available funds at Closing. The remaining One Hundred Thousand Dollars ($100,000) of the Purchase Price (the "Holdback") will be held by Attorney, Steve Brust at Smith, Gambrill & Russell, LLP for a period of six months to secure Seller's obligations under Section 6 hereof. Promptly (not more than ten (10) business days) after the six months anniversary of the Closing Date, Escrow agent will remit to Seller any portion of the Holdback that has not been applied to the satisfaction of Seller's obligations under Section 6 hereof. In case of a dispute regarding the Holdback amount, the portion of the Holdback not in dispute will be remitted to seller within ten (10) business days. In the event the dispute regarding the Holdback amount is not resolved in ten (10) business days than the issue of the disputed portion of the Holdback will be referred to an arbitrator mutually agreed upon by both parties. The Holdback shall not be construed as a limitation of Seller's liability hereunder, and Seller shall remain liable for any obligations under section 6 hereof in excess of the Holdback. The Buyer has setup an escrow account with their Attorney, Steve Brust at Smith, Gambrill & Russell, LLP in the amount of $39,000 (1% of the purchase price). This amount will apply towards the purchase price on the closing date if the closing occurs as scheduled. If the Buyer fails to close on the closing date the above mentioned amount will go to the seller within five business days and like wise if the Buyer is ready to close and the Seller backs out of the deal the same amount will be paid to the Buyer from the Seller as a penalty. 2.1

     2.2 Merchant Obligations. Seller will be responsible for all unpaid expenses prior to February 115, 2004. Seller will pay all expenses relating to merchant payments and any other expenses related to periods prior to February 15, 2004 on or before the 15th of February 2004. Seller shall submit for Buyer's review before or at closing, copies of clients, vendors, investors, Coredata, advertising associations and merchant statements if any showing all balances due and owing to Seller's clients, vendors, investors, associations, Coredata and merchants have been paid and are showing a $0 balance. If for any reason Seller has not paid for any obligations under the any of the Agreements at the time of closing or any other unpaid expenses relating thereto, in each case, to the period prior to February 15, 2004, then the total of all such amounts shall be deducted from the Purchase Price.

     2.3 Taxes. All transfer, sales or similar tax due as a result of this transaction will be paid by Seller at the Closing.

     3. CLOSING.

     3.1 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions (the "Closing") contemplated by this Agreement and any other agreements or instruments to be executed by the Parties pursuant to this Agreement (collectively, the "Related Agreements") shall occur at a mutually acceptable place and time on February 15, 2004 (the "Closing Date").

     3.2 Actions to be Taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

          (a) Seller will deliver to Buyer:

               (i) a duly executed Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 3.2(a), and any other documents deemed necessary by Buyer to transfer Seller's rights in the Purchased Contracts to Buyer.

               (ii) all required consents of third parties to the sale conveyance, transfer, assignment and delivery of the Purchased Contracts, including, without limitation, the consent of Coredata.

               (iii) non-compete agreements in favor of Buyer duly executed by Seller and all of the officers, principals and employees of Seller, in form and substance satisfactory to Buyer in substantially the form attached hereto as
Exhibit 3.2(b).

               (iv) referral agreements executed by each of Usman Lali, Hasnain Lali, and Altaf Lali in form and substance satisfactory to Buyer.

               (v) consulting agreement executed by Usman Lali with a term of six months, compensation of $4,000 per month and otherwise in form and substance satisfactory to Buyer. Either Usman Lali or Hasnain Lali will be available for the above mentioned period.

               (vi) good standing certificate of Seller (dated within 10 business days prior to the Closing Date), certified by the Secretary of State of Texas.

               (vii) a secretary's certificate, certifying resolutions of the board of directors and shareholders of Seller approving the sale of the Purchased Contracts.

               (viii) an officer's certificate certifying as to the truth and correctness of Seller's representations and warranties as of the Closing Date and that all of Seller's obligations that are to be performed prior to Closing have been performed.

               (ix) an opinion of legal counsel to Seller, in form and substance satisfactory to Buyer.

               (x) all original Merchant, Investor, Coredata, Advertising and Contractor Agreements

               (xi) Transfer/resporg of the 888-786-8977 phone number through AT&T to Nationwide Money customer service line.

               (xii) Any and all Progressive ATM marketing material or logo files including electronic files thereof.

               (xiii)Representations and Warranties of specific documents signed by the Seller's in form and substance satisfactory to Buyer and Seller, in substantially the form attached hereto as Exhibit 3.2(c)

               (xiv) Trademark assignment of the brand name "Progressive ATM"


          (b) Buyer will deliver to Seller:


               (i) a duly executed Assignment and Assumption Agreement in substantially the form attached as Exhibit 3.2(a),

               (ii) the Purchase Price (excluding the Holdback),

               (iii) noncompete agreements in favor of Buyer in form and substance satisfactory to Seller in substantially the form attached hereto as
Exhibit 3.2(b). (iv) referral agreements in form and substance mutually satisfactory to Buyer and Seller.

               (v) consulting agreement executed by Usman Lali with a term of six months, compensation of $4,000 per month and otherwise in form and substance mutually satisfactory to Buyer and Seller. Either Usman Lali or Hasnain Lali will be available for the above mentioned period.

               (vi) a secretary's certificate, certifying resolutions of the board of directors of Buyer approving the purchase of the Purchased Contracts.

               (vii) an officer's certificate certifying as to the truth and correctness of Buyer's representations and warranties as of the Closing Date and that all of Buyer's obligations that are to be performed prior to Closing have been performed.

          (c) The Parties will take such other actions and will execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements or as may be reasonably requested by any Party in connection with the consummation of the transactions contemplated herein.

     4. REPRESENTATIONS; WARRANTIES.

     4.1 Seller Representations. Seller represents and warrants to Buyer as follows in addition to the following Seller also represents and warrants per the attached Exhibit 3.2(c):

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has full power and lawful authority to enter into this Agreement and all Related Agreements, and consummate the transactions contemplated hereby and thereby.

          (b) This Agreement and the Related Agreements have each been duly authorized by all necessary action on the part of Seller, including shareholder authorization. This Agreement constitutes, and when executed, the Related Agreements each will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. Seller's execution, delivery and performance of this Agreement and the Related Agreements will not (i) constitute a breach or violation of Seller's incorporation documents or bylaws,
(ii) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Seller is a party, (iii) constitute a violation of any order, judgment or decree by which Seller is bound or affected, or (iv) result in a breach or default under any of the Purchased Contracts or the creation of any lien or charge thereon.

          (c) No consent, license, approval or authorization of, or filing, registration or waiver or other action by, any governmental authority or any third party is or will be required in connection with the execution, delivery or performance by Seller of this Agreement or the Related Agreements except those consents which Seller shall deliver to Buyer before Closing.

          (d) Exhibit 4.1(d) sets forth a complete list of all of the Merchant Agreements, Contractor, Investor and Advertising Agreements to which Seller or any Affiliate of Seller is a party, all of which are being sold to Buyer hereunder, except for 4 automated teller machines owned by Progressive Ventures, Inc. (terminal ID #'s 80730043, 80730044, 80730045 and 80730046). Seller has
delivered to Buyer a true and correct copy of each of the Purchased Contracts. Each of the Purchased Contracts is valid and enforceable in accordance with its terms against Seller and, to the best of Seller's knowledge, against the other party or parties thereto. There is no suit or proceeding pending or, to the best of Seller's knowledge, threatened, relating in any way to, any of the Purchased Contracts, or that could otherwise impair Seller's ability to perform its obligations hereunder. Neither Seller nor, to the best of Seller's knowledge, any other party thereto is in breach of or in default under any of the Purchased Contracts nor has any notice or claim with respect to any breach or default thereunder been given. Seller has not modified or amended any of the Purchased Contracts in any manner, nor has it made any oral representations or warranties to any person with respect thereto, except locations that have temporarily converted to cash load arrangement and locations where the Merchant earnings have changed as is reflected in the Merchant Database, nor has it offered to provide any services other than what has already been stated on the Merchant Contracts with the exception of providing paper roll to certain locations as a gesture of good will.

          (e) Set forth on Exhibit 4.1(e) is a true listing of the average monthly net of not less than One Hundred Fifteen Thousand Five Hundred Dollars ($115,500.00).after acknowledging 3 month transaction ramp up period for newly installed ATMs, based upon (i) nine hundred (900) locations, (ii) average total transactions per location for actual number of locations in existence, and (iii) average interchange revenue for total number of transactions for each reporting period. The calculation is as follows: approximately nine hundred (900) Merchant Agreements as of Closing with locations generating an average of three hundred seventy (370) to three hundred eighty (380) total transactions monthly at an average of $.370 interchange revenue per transaction minus Fourteen Thousand Six Hundred Fifty Dollars ($14,650.00) plus surcharge revenue and revenue from merchant statement fees, received by Seller with respect to the Merchant Agreements being transferred hereunder. Seller represents that the monthly transactions, interchange revenues and net revenue are all calculated from year 2003 averages based on actual number of locations for each period, as set forth in Exhibit 4.1 (e).

          (f) All financial information relating to the Purchased Contracts that has been provided by Seller, or its agents, to Buyer is true and complete and has been prepared in accordance with sound financial practices applied on a consistent basis.

          (g) Neither this Agreement nor any schedules, certificates or other document or information provided by Seller to Buyer in connection with this Agreement or the Related Agreements or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements so made not misleading, at the time such statements were made and through the time of the closing date.

          (h) Neither the Seller, nor any of its shareholders, officers or agents, has any liability or obligation to pay for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Agreement for which Buyer could become liable or obligated.

     4.2 Buyer Representations. Buyer represents and warrants to Seller as follows:

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements.

          (b) Prior to the Closing, this Agreement and each Related Agreement will have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes and, when executed, the Related Agreements will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

     4.3 Mutual Representation and Warranty. Each Party represents and warrants to the other Party that neither it nor anyone acting on its behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder's fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated by such Agreements

     5. CERTAIN COVENANTS.

     5.1 Approvals and Consents. Prior to Closing, Seller will obtain, in writing and without penalty to Buyer, all necessary approvals and consents required in order to authorize and approve this Agreement and the Related Agreements, including without limitation the consent of Coredata for the assignment of the Coredata Agreement, and to consummate the assignment to, and assumption by, Buyer of the Purchased Contracts.

     5.2 Cooperation. Each of the Parties hereto will use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder.

     5.3 Access to Properties and Records; Inspection. Buyer and its counsel, accountants and other representatives have been given full access during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments and records of Seller to the extent that they relate to the Purchased Contracts. Buyer acknowledges that it has been provided with merchant contracts, core data reports, investor agreements, service contracts and tax returns of Seller and is satisfied with such data. In addition, Seller hereby consents to Buyer contacting merchants that are parties to the Merchant Agreements to confirm that there have been no oral agreements or representations made with respect to the Merchant Agreements and to discuss the assignment of the Merchant Agreements. Such investigation shall not limit Sellers liability for the breach of Sellers representations and warranties herein even if Buyer review did or should have revealed any such breach.

     5.4 Operation of Business. From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8 hereof, Seller will: (a) operate its business in the ordinary course; (b) use its best efforts to preserve its operations so that Buyer will obtain the benefits intended to be afforded by this Agreement; (c) not take or permit any action which would result in any representation or warranty of Seller becoming incorrect or untrue in any respect; (d) obtain the prior written approval of Buyer in connection with all material decisions affecting the Purchased Contracts, or operations thereunder,
(e) maintain all equipment that is the subject of a Merchant Agreement in good working order and otherwise comply with all of its obligations under the Merchant Agreements; and (f) notify Buyer in writing promptly after Seller becomes aware of the occurrence of any event that might result in any of Seller's statements, representations and warranties under this Agreement or any Related Agreement being or becoming untrue.

     5.5 Notices. Each of Buyer and Seller will promptly notify the other in writing if it receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency by any third party to restrain or prohibit, or obtain damages in respect of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

     5.6 Further Assurances. Each Party will execute and deliver any further instruments or documents, and take all further action, reasonably requested by the other Party to carry out the transactions contemplated by this Agreement and the Related Agreements.

     5.7 Merchant Expenses/Coredata Proceeds.

          (a) Seller shall be entitled to all proceeds from the Coredata Agreement and be liable for all merchant expenses under the Merchant Agreements, in each case, that relate to periods prior to February 15, 2004.

          (b) Buyer shall be entitled to all proceeds from the Coredata Agreement and be liable for all merchant expenses under the Merchant Agreements, in each case, that relate to periods on or after February 15, 2004

          (c) Seller agrees to pay, on or before February 15, 2004, all amounts owed to any vendor, merchant, association, contractor under the Purchased Contracts that relate to periods prior to February 15, 2004.

          (d) Buyer agrees that, after the Closing, it shall promptly remit to Seller any proceeds it receives from Coredata that relate to periods upto February 15, 2004. Seller agrees to promptly remit to Buyer any Coredata proceeds it receives that relate to periods after February 15, 2004. At the Closing date, Seller represents it has not received any proceeds from Coredata that relate to the month of February, 2004. If Buyer receives revenues relating to the month of February, than Buyer will remit to seller 50% of the net revenue received from Core Data for the month of February 2004 after paying all expenses related strictly to merchant contracts. This amount will be remitted to seller by the 15th of March 2004. If Seller receives revenues relating to the month of February, than Seller will remit to Buyer 50% of the net revenue received from Core Data for the month of February 2004 after paying all expenses related strictly to merchant contracts, excluding expenses for new installs or growth related expenses incurred prior to Close. This amount will be remitted to Buyer by the 15th of March 2004,

     5.8 Indemnification. Seller will indemnify, defend and hold Buyer, its Affiliates (as defined below) and their respective stockholders, directors, officers, employees, legal representatives, agents, successors and assigns (the "Indemnified Parties") harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Indemnified Parties (collectively, "Losses") arising from or directly or indirectly relating to:

          (a) any breach by Seller of any term or provision of this Agreement or any Related Agreement, including without limitation, Seller's representations and warranties contained herein; or (a) Seller's performance or breach under any of the Purchased Contracts prior to the Closing Date; or

          (b) any termination fee owed to Coredata due to a termination of the Coredata Agreement by Coredata based upon the assignment of the Coredata Agreement to Buyer or based upon any act or omission by Seller.

          "Affiliate" means, with respect to any Person (as hereinafter defined), any Person that controls, is controlled by or is under common control with such Person, together with its and their respective members, partners, venturers, directors, officers, stockholders, agents, employees and spouses. A Person shall be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract, or otherwise. "Person" means an individual, partnership, limited liability company, association, corporation, or other entity.

          (c) any loss, liability or expense arising from Buyer's obligation to provide for any ATM subject to a Merchant Contract listed in Exhibit 4.1(e), beyond the term stated in such Merchant Contract, as a result of the provision therein of a "lifetime" labor warranty. To sellers knowledge no representation has been made to any merchant extending the labor warranty beyond the term of any Merchant Contract.

          d) the Seller has provided one (1) year manufacturers parts warranty unless otherwise specified in the merchant contract, the merchant database and the ARA agreement.


     5.9 Survival of Representations and Warranties. The parties' representations and warranties contained herein shall survive the Closing for a period of one (1) year, except for section 4.1(e), which is understood to be representative as of the date of close and does not warrant or guarantee the amount of revenue after the date of Close

     5.10 Exclusivity. From the date hereof through the Closing Date or the termination of this Agreement, whichever first occurs, Seller shall not, nor shall Seller authorize or permit any of its directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) concerning a sale, assignment or other transfer of the Purchased Contracts, either directly or through a stock purchase or merger or other acquisition structure.

     6. LOST CONTRACTS.

     Seller shall pay to Buyer the Estimated Lost Profit Amount, as defined below, with respect to any Merchant Agreement that is terminated on or prior to the six month anniversary of the Closing Date (the "Measurement Period"). Buyer shall notify Seller of merchant terminated contracts on a monthly basis starting February 2004. Buyer will provide to Seller the location information and the applied formula for calculating loss as specified in this Agreement. Seller will be provided with the option to reinstate any lost contract within fifteen (15) business days of notification by Buyer. In the event that Seller cannot reinstate the contract in the given period of time then the formula will be used to calculate the loss and that loss will then be applied towards the Holdback. After the completion of the six (6) month Holdback period Buyer will pay to Seller amount of Holdback minus any loss incurred by Buyer only due to lost contracts using the formula specified in this Agreement. The Holdback amount less any payments due to Seller pursuant to the formula will be paid to Seller within ten (10) business days after completion of the six (6) month period Seller shall have thirty days from its receipt of Buyer's calculation of the loss (the "Objection Period") to notify Buyer of an error in the average net revenue for any Merchant Agreement used for such calculation or any error in correctly applying the formula set forth below for any terminated contract included in such calculation.

     Notwithstanding the foregoing, Seller shall have until 15 days from the Close Date to enter into any Merchant Contracts currently being negotiated and assign such Contracts to Buyer pursuant to Agreements substantially in the form of Exhibit 3.2(a), with the effective date adjusted as appropriate and if, after all assignments the total number of Merchant Contracts assigned by Seller hereunder exceeds nine hundred (900) then the excess over nine hundred (900) will be applied by Buyer prior to the use of any Holdback and applied towards any lost contract in the six (6) month period after Closing. For example if the number of Merchant Contracts obtained and transferred by February 15, 2004 is nine hundred four (904) and five (5) contracts are lost, only one (1) contract would reduce the Holdback. The other four would be replaced by the contracts in excess of nine hundred (900).

     If no objection is made within the Objection Period, Seller shall be deemed to have accepted the calculation of the Estimated Lost Profit amount. To the extent the Holdback remaining at such time is less than the amount owed by Seller under this Section 6, Seller shall pay to Buyer within seven (7) business days after the expiration of the Objection Period, the excess of the total of the Estimated Lost Profit Amount set forth in the Buyer's notice.

     If Seller does not timely object to the calculation of the Estimated Lost Profit amount, as permitted above, Seller shall, within seven (7) business days after expiration of the Objection Period, pay to Buyer the amount not in dispute and the Parties shall use their good faith efforts to resolve their dispute. If after fifteen (15) business days the Parties are unable to resolve their dispute, Seller may institute suit for the collection of the remaining unpaid amount of the total Estimated Lost Profit Amount. Any amount not paid by Seller under this Section 6 when due shall bear interest at the highest rate permitted by law from the due date until paid in full.

     For purposes of this Agreement, the Estimated Lost Profit Amount for each terminated Merchant Agreement shall be an amount equal to the average monthly revenue being generated under such agreement during the six month period immediately preceding the Closing Date (or such shorter period if the Merchant Agreement had been entered into less than six months prior to the Closing Date) multiplied by the remaining number of months on the original term without regard for any potential renewal.

     7. CONDITIONS PRECEDENT.

     7.1 Conditions to Buyer's Obligations. Buyer's obligations under this Agreement are subject to the satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyer:

          (a) Seller will have fully complied with and performed all its obligations under this Agreement and the Related Agreements.

          (b) All representations of Seller in this Agreement and the Related Agreements will be true and correct as of the date when given and on the Closing Date.

          (c) All consents, approvals and waivers required to consummate the transactions contemplated by this Agreement and the Related Agreements will have been obtained in writing by Seller and provided to Buyer without any penalty or condition which is adverse to Buyer. Buyer will have received evidence of the due authorization and execution of this Agreement by Seller in form and substance satisfactory to Buyer.

          (d) There will not have been any material adverse change in the business, prospects or future business relating to the Purchased Contracts, or any event which may, in the future, cause such a change or any pending or threatened material litigation or other proceeding relating to the Purchased Contracts.

          (e) Buyer shall have received all of the items set forth in Section 3.2(a).

     7.2 Condition to Seller's Obligations. Seller's obligations under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, which may be waived by Seller:

          (a) Buyer will have fully complied with and performed all its obligations under this Agreement and the Related Agreements.

          (b) All representations of Buyer in this Agreement or the Related Agreements will be true and correct as of the date when given and on the Closing Date. (c) Seller shall have received the Assignment and Assumption Agreement, Non-Compete Agreement, Representations and Warranty Letter and assigned Coredata Agreement duly executed by Buyer, and Seller shall have received the Purchase Price minus the Holdback.

     8. TERMINATION OF AGREEMENT; EFFECT OF TERMINATION.

     8.1 Termination. This Agreement may be terminated at any time before the Closing as follows:

          (a) By Buyer, by notice to Seller, if any of Buyer's conditions precedent to Closing have not been satisfied as of the Closing Date or have become incapable of being satisfied by the Closing Date.

          (b) By Seller, by notice to Buyer, if any of Seller's conditions precedent to Closing have not been satisfied as of the Closing Date or have become incapable of being satisfied by the Closing Date.

     8.2 Effect of Termination. With the exception of Section 5.8
(Indemnification) which survives termination of this Agreement, upon a termination in accordance with Section 8.1, this Agreement will have no further force or effect. Notwithstanding the foregoing, each Party will be liable to the other for any breaches by such Party prior to termination of this Agreement.

     9. GUARANTEE. Usman Lali, Hasnain Lali and Altaf Lali ("Guarantors"), jointly and severally, hereby unconditionally and irrevocably guarantee as primary obligors, and not merely as a surety, the prompt payment and satisfaction by Seller of all of its obligations hereunder. In the event that all or any portion of the guaranteed obligations is paid by Seller, the obligations of the Guarantors shall continue and remain in full force and effect in the event that all or any portion of such payment is rescinded or recovered from Buyer as a fraudulent conveyance, preference or otherwise.

     10. MISCELLANEOUS.

     10.1 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any other breach of this Agreement. No extension of time for performance of any act will be deemed an extension of the time for performance of any other act.

     10.2 Severability. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms.

     10.3 Entire Agreement; Amendment. This Agreement, the Related Agreements and the schedules, exhibits and attachments to such agreements contain the entire agreement of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by all of the Parties hereto. The headings in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.

     10.4 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of Florida. Jurisdiction and venue for all disputes relating to this Agreement shall lie with the state and federal courts located in St. Johns County, Florida.


     10.5 Time is of the Essence. The Parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement and each Related Agreement.

     10.6 Binding Agreement, Assignment. The terms and provisions of this Agreement will bind the Parties and their respective permitted successors and assigns. Neither this Agreement nor any Related Agreement may be assigned by Seller or Buyer, without the prior written consent of the other.

     10.7 Expenses. Each Party will pay all of its expenses, including attorneys' and accountants' fees in connection with the negotiation of this Agreement or any Related Agreement, the performance of its obligations hereunder or thereunder, and the consummation of the transactions contemplated by this Agreement or any Related Agreement; provided that in any proceeding or other attempt to enforce, construe or to determine the validity of this Agreement or any Related Agreement, the nonprevailing Party will pay the reasonable expenses of the prevailing Party, including reasonable attorneys' fees and costs.

     10.8 Notices. All notices, demands or other communications required or permitted to be given hereunder will be in writing, and any and all such items will be deemed to have been duly delivered upon personal delivery; or as of the third business day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following business day after deposit with Federal Express or a similar overnight courier service, addressed as follows; or as of the business day if by facsimile to the facsimile number set forth below:

                  Notices to Seller:

                  Progressive Ventures, Inc.

                  3235 Satellite Blvd., Bldg 400, Suite 300

                  Duluth, GA 30095

                  Attn:  Usman Lali

                  Phone:  678-520-7860

                  Fax:



                  With a Copy to:



                  Davidson, Fuller & Sloan, LLP

                  Attn: Donnie R. Sloan, Jr.

                  11330 Lakefield Drive, Suite 250

                  Duluth, Georgia 30097

                  Phone: 770-622-4700

                  Fax: 770-622-4705



                  Notices to Buyer:



                  Global Axcess Corporation

                  224 Ponte Vedra Park Drive

                  Ponte Vedra Beach, Florida 32082

                  Attn:  David J. Surette

                  Phone:  904-395-1135

                  Fax:  904-280-8588

     10.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     10.10 Survival. The representations, warranties and covenants of the Parties contained in this Agreement will survive the Closing of this Agreement for a period of one year., except for section 4.1(e), which is understood to be representative as of the date of close and does not warrant or guarantee the amount of revenue after the date of Close.


     10.11 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     10.12 Publicity. Each party agrees to notify the other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will attempt to obtain the reasonable approval of the other party prior to making such release or statement, except where such release or statement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement, in which case the disclosing party shall endeavor to provide the other party with as much prior notice of the content of such release or statement as is reasonably practicable under the circumstances.

     10.13 Confidentiality. Seller and Buyer will maintain in confidence, and will cause its directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information in their possession relating directly or indirectly to the Purchased Contracts, unless such information becomes publicly available through no fault of Seller, or its directors, officers, employees, agents or advisors, the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or the furnishing or use of such information is required by legal proceedings or otherwise required by law. If this Agreement is terminated pursuant to Section 8.1, this Section 10.13 shall be of no further force or effect.

     The Parties have executed and delivered this Agreement on the date set forth in the introductory paragraph of this Agreement.


Seller:                                             Buyer:

PROGRESSIVE VENTURES, INC.,                         GLOBAL AXCESS CORPORATION,
a Texas corporation                                 a Nevada corporation


By:_________________                                     By:___________________
      Name:_________                                        Name:_______________
      Title:________                                        Title:______________



____________________________________       ____________________________________
  Usman Lali (solely for purposes of       Hasnain Lali (solely for the purposes
              Section 9 hereof)                          of section 9 hereof)


_____________________________________
  Altaf Lali(solely for the purposes of
section 9 hereof)